Exhibit 15.3

福建省福州市台江区望龙二路1号国际金融中心（IFC）37层（350005）

电话：+86-591-87850803 传真：+86-591-87816904

37/F, IFC, No.1, Wanglong 2nd Avenue, Taijiang District, Fuzhou, Fujian 350005 P.R.China

Tel：+86-591-87850803 Fax：+86-591-87816904

www.allbrightlaw.com

January 17, 2025

To: EZGO Technologies Ltd.

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3. Key Information,” “Item 4. Information on the Company” and “Item 10. Additional Information” in EZGO Technologies Ltd.’s annual report on Form 20-F for the year ended September 30, 2024 (the “Annual Report”), which is filed with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ AllBright Law Offices (Fuzhou)
AllBright Law Offices (Fuzhou)